Exhibit 14.1

                                 Code of Conduct

      This Code of Conduct applies to all employees, officers, and directors of AssuranceAmerica Corporation and its subsidiaries, ("AssuranceAmerica"). AssuranceAmerica's continued success and reputation are dependent upon each employee, officer and director adhering to the highest ethical and legal standards of business conduct. Set forth in this document is AssuranceAmerica's policy with respect to the Company's standards of conduct and the obligations of employees, officers, and directors to avoid conflicts of interest and to comply with all laws and regulations applicable to AssuranceAmerica and its businesses. These statements are reminders of each employee's, officer's, and director's obligations and are neither exclusive nor exhaustive. Inevitably situations will arise to which no reference is made in this Policy. It is expected that each employee, officer, and director will have the sensitivity to recognize when he or she is in a situation that raises ethical or legal questions and to seek advice from a manager, the Corporate Compliance Officer, Chairman or the CEO.

      The general compliance standards of conduct described below are intended to be supplemented by more detailed policies and procedures, and it is expected that the standards of conduct and the supplementary policies and procedures will from time to time be modified to reflect changing concerns.

      As used in this code, the term "employee" shall include directors, officers and employees.

1.    Compliance with Laws and Regulatory Requirements

      AssuranceAmerica's policy is to operate its businesses in strict compliance with all laws and regulatory requirements. Under no circumstances shall an employee take any action on behalf of the Company that he or she knows or reasonably should know violates any applicable law or regulation. Every employee is expected to be familiar with the basic legal and regulatory requirements that apply to his or her duties on the job. Employees who need help to understand his or her legal obligations are expected to ask a manager or a Company attorney for instruction or advice.

2.    Compliance with Accounting Procedures

      All funds and other assets and all transactions of AssuranceAmerica must be properly documented, fully accounted for, and promptly recorded in the appropriate books and records in conformity with generally and statutorily accepted accounting principles. All payments of money, transfers of property, furnishing of services, and other transactions must be reflected in full detail in the appropriate accounting and other business records of AssuranceAmerica. With the exception of disbursements from petty cash funds, no AssuranceAmerica payments shall be made in currency.

      Managers at all levels are responsible for the completeness of the documentation of transactions and for ensuring that funds are spent for the described purposes.

      Employees are required to make full disclosure of all relevant information to and otherwise fully cooperate with internal or external auditors and AssuranceAmerica's legal counsel in the course of compliance audits or investigations with respect to this guideline.

3.    Accuracy, Retention and Disposal of Documents and Records

      AssuranceAmerica's policy is to prepare all business records with care and honesty. Each AssuranceAmerica employee is responsible for the integrity and accuracy of the Company's documents and records, not only to comply with regulatory and legal requirements, but also to ensure records are available to support our business practices and actions. No one may alter or falsify information on any record or document.


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      Medical and business documents and records are retained in accordance with the law and AssuranceAmerica's record retention policy. Medical and business documents include paper documents such as letters and memos, computer-based information such as e-mail or computer files on disk or tape, and any other medium that contains information about the Company or its business activities. It is important to retain and destroy records only according to the Company's policy. Employees must not tamper with records, nor remove or destroy them prior to the specified destruction date.

4.    Full, Fair and Accurate Public Disclosure.

      AssuranceAmerica applies the highest ethical standards in its financial and non-financial public reporting and follows all applicable Securities and Exchange Commission, Nasdaq, and other standards and rules regarding reporting. All employees are responsible for full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Commission and in other public communications made by the Company. Thus, each employee has the responsibility to be truthful and accurate in his/her accounting and reporting practices and to immediately report to appropriate Company personnel any information that he or she becomes aware of that affects disclosures made by AssuranceAmerica. This includes any violations of law or this Code of Conduct that may warrant disclosure to appropriate government authorities.

5.    Political Activity

      a.    Corporate Activity

            AssuranceAmerica's policy with respect to the nomination or election of candidates to public office is one of nonpartisanship. AssuranceAmerica does not support or take positions as to political parties. AssuranceAmerica also realizes how important it is to elect decent, honorable, reasonable and reflective people who support issues we believe are important to the welfare of our communities and employees. Therefore, on occasion, when laws permit, we may make a corporate contribution to the campaign of a candidate.

      b.    Employee Activity

            AssuranceAmerica recognizes that individual voter responsibility on the part of its employees may include personal financial contributions to the election campaigns of candidates of their choice. While AssuranceAmerica does not discourage such individual political activity or other types of campaigning support for candidates of their choice, all such activities are the employees' sole expense, no reimbursement in any form shall be made by AssuranceAmerica and no financial contribution by any employee to a governmental official or political party shall be made for the purposes of aiding the Company in any manner. No partisan political activities by employees shall be conducted on the premises or time of AssuranceAmerica or under any circumstances that could create the appearance that such activity is sponsored by AssuranceAmerica.

6.    Employment Policies

      a.    Non-Discrimination

            AssuranceAmerica's policy is to select, develop, promote and compensate employees based on their abilities, qualifications and performance without regard to race, color, religion, sex, sexual preference, age, national origin, disability or veteran status.

      b.    Harassment

            It is AssuranceAmerica's policy to provide employees with a work environment that is free from conduct that harasses, disrupts or interferes with an individual's performance or which creates an intimidating, offensive or hostile


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            environment. This policy applies to all employees, job applicants, customers, clients, vendors, agents of our Company, or anyone else associated with AssuranceAmerica.

            It is AssuranceAmerica's policy to provide employees with a workplace free from any form of sexual harassment. All employees are individually and collectively responsible to help assure that harassment of any type or nature does not exist and is not condoned in the workplace. If an employee is subjected to harassment or witnesses any type of workplace harassment, it is the employee's responsibility to report the incident to management as quickly as possible. AssuranceAmerica will not tolerate retaliation against an employee for filing a complaint.

      c.    Workplace Violence

            Incidents of workplace violence are considered harassment and are not tolerated by the Company. Workplace violence includes but is not limited to robbery and other commercial crimes, stalking cases, violence directed at an employee or the employer, terrorism and hate crimes committed by current or former employees. As part of AssuranceAmerica's commitment to a safe workplace for our employees, we prohibit employees from possessing firearms, other weapons, explosive devices or other dangerous materials on AssuranceAmerica premises.

      d.    Substance Abuse

            AssuranceAmerica is committed to an alcohol and drug-free work environment. All employees must report for work free of the influence of alcohol and illegal drugs. Reporting to work under the influence of any illegal drug or alcohol; having an illegal drug in an employee's system; or using, possessing or selling illegal drugs while on Company work time or property is prohibited. AssuranceAmerica may use drug testing as a means of enforcing this policy.

            It is also recognized that individuals may be taking prescription or over-the-counter drugs, which could impair judgment or other skills required in job performance. If an employee has questions about the effect of such medication on his/her performance, the employee should consult his/her physician. If an employee observes an individual who appears to be impaired in the performance of his or her job, the employee must consult a supervisor or manager.

      e.    Electronic Communications

            All electronic media and services provided by the Company are Company property, and their purpose is to facilitate Company business. Employees using the Company's electronic media such as email or voicemail are creating Company documents using a Company asset. These documents are not private and may be accessed, deleted or moved by Company management or their designated representatives or parties outside of the Company, under the appropriate circumstances.

            Electronic media may not be used for knowingly transmitting, retrieving or storing of any communications which are: (1) of a discriminatory or harassing nature, (2) derogatory to any individual or group, (3) obscene or X-rated communications, (4) of a defamatory or threatening nature, (5) for "chain letters," or (6) for any other purpose which is illegal, against Company policy or contrary to the Company's interest.

            Electronic media and services are for Company business use. On a limited basis, occasional or incidental use of electronic media (sending or receiving) for personal, non-business purposes is acceptable provided the above restrictions are not violated. However, employees need to demonstrate a sense of responsibility and may not abuse the privilege.

      Individual managers have direct responsibility for implementing the above Employment Policies and communicating them to their employees. Any questions regarding the Company's employment practices policies should be directed to the Company's Chief Financial Officer.


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7.    Insider Trading

      No person affiliated with AssuranceAmerica may directly or indirectly effect securities transactions on the basis of "material insider information" until that information has been fully disseminated to the public. "Material insider information" is any information about the Company or another issuer that is not generally known to the public, and which could affect a decision to buy, sell or hold the stock of the Company or such other issuer. In addition, disclosure of such "material insider information" to persons outside the Company is strictly forbidden. Any officer seeking to sell stock shall clear such transaction with the Chief Financial Officer.

8.    Copyrights

      AssuranceAmerica employees may only use copyrighted materials pursuant to the Company's policy on such matters. Anyone obtaining access to other companies' or individuals' materials, whether in electronic or any other medium, must respect all copyrights and may not compile, retrieve, modify, forward or use copyrighted materials except as permitted by the copyright owner.

9.    Customer Information

      AssuranceAmerica customers have the right to expect that their privacy will be protected and that specific information will only be released to authorized persons. AssuranceAmerica is committed to maintaining the confidentiality of customer information. Disclosure of patient/customer information to any unauthorized person is expressly forbidden. All customer information shall be retained in accordance with the law and AssuranceAmerica's applicable record retention policies.

10.   Confidentiality

      AssuranceAmerica and its employees will treat all trade secrets and proprietary information as confidential. Trade secrets and confidential information are not to be released, published, revealed, or disclosed, directly or indirectly, to any other person outside of AssuranceAmerica except as specifically authorized by the Company and needed to further the Company's interests. The Company's confidential information must never be transmitted, sent or forwarded to other employees inside the Company who do not have a legitimate need and authorization to know the information.

      If an employee's relationship with AssuranceAmerica ends for any reason, the employee is still bound to maintain the confidentiality of the information viewed during employment.

11.   Antitrust Laws

      AssuranceAmerica competes vigorously but fairly within the industries in which it operates and complies with all applicable antitrust laws and regulations. Agreements with any competitors regarding pricing, terms or conditions of sale or to restrain competition in other ways, such as by allocating products, markets, territories or customers, are strictly forbidden.

12.   Conflicts of Interest

      It is AssuranceAmerica's policy that no employee shall maintain any relationship, activity, or ownership interest that might create a conflict between his or her personal interests and the business interests of AssuranceAmerica. Each employee is expected to adhere to a strict standard of loyalty and ethics in avoiding such situations that might be thought to influence her or his actions or prejudice her or his judgment in handling AssuranceAmerica's business. Implicit in such standard is the obligation to make prompt and full disclosure of any potential conflict of interest.

      All exempt, salaried personnel are expected to apply all of their ability and, except in the case of outside directors and part-time employees, all of their working effort to furthering the business interests of the Company. Honesty and integrity must characterize every employee's business activities and unscrupulous or illegal dealings of any kind are not permitted.


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      The potential for conflicts of interest is greatest for employees whose jobs involve decisions for AssuranceAmerica in its dealings with third parties.

Examples

      The facts in each situation will determine whether a particular interest constitutes a potential conflict. The following examples are not exclusive and are intended to suggest situations that would be considered conflicts.

      a.    Personal Investments

            (i) Ownership direct or indirect, which includes ownership by members of an employee's family or by a trust of which an employee or any member of her or his family is a beneficiary, of a financial interest (including potential interests, such as stock options) in any business organization that is a competitor of AssuranceAmerica or that does or seeks to do business with AssuranceAmerica except (i) where such interest has been fully disclosed in writing to the appropriate officer of AssuranceAmerica and it has been determined that the employee's duties with AssuranceAmerica will not require her or him to make decisions that could be influenced by such interest or (ii) where the interest is insubstantial with reference both to the outside concern and to the individual employee's financial position, as, for example, ownership of an insubstantial interest in the securities of a publicly held corporation regularly traded on the open market.

            (ii) A significant ownership interest in any company whose product market is likely to be an area of expansion for AssuranceAmerica.

      b.    Business with Family Members

            Conducting business on behalf of AssuranceAmerica with a member of the employee's family or a business organization with which a member of the employee's family has an association that could be construed as significant in terms of a potential conflict of interest, unless such business dealings have been disclosed in writing to the appropriate President & CEO or Chairman of AssuranceAmerica and it has been determined that the employee's duties with AssuranceAmerica will not require her or him to make decisions that could be influenced by such interest.

      c.    Employment/Other Outside Interests

            (i) Employment by, or rendering advice or consulting services to, any business organization that does or seeks to do business with or is a competitor of, AssuranceAmerica, except as a representative of AssuranceAmerica with the written approval of AssuranceAmerica's President & CEO or Chairman.

            (ii) Except in the case of outside directors and part-time employees, ownership, operating interest, and/or employment in another commercial enterprise that would tend to demand time and attention to an extent detrimental to an employee's application of all of his or her ability and effort to his or her AssuranceAmerica assignment.

      d.    Outside Business Directorships

            Except in the case of outside directors, serving as an officer, director or general partner of any outside business organization other than a family business not in competition with AssuranceAmerica, except with the written approval of AssuranceAmerica's CEO.


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      e.    Gifts

            Acceptance of cash or a cash equivalent or of any gift or discount of more than token value, or of any entertainment, travel or other favors that go beyond common courtesies usually associated with accepted business practices, or of any fee, commission or payment of any nature from any regulatory agency, or any person or business organization that is a competitor of AssuranceAmerica or that does or seeks to do business with AssuranceAmerica or the acceptance of anything of value in exchange for referring third parties to any such person or business organization.

      f.    Property Interests

            Purchasing, leasing or having any interest in land, buildings, equipment or any other real or personal property with knowledge that AssuranceAmerica has an active or potential business interest in such property. This would include obtaining a share or other interest in another company, whether privately or publicly held, knowing that AssuranceAmerica is contemplating its acquisition.

      g.    Confidential Information

            (i) Use of confidential or proprietary AssuranceAmerica information, trade secrets, knowledge or data for personal profit or advantage.

            (ii) The performance of consulting services that may entail the release of AssuranceAmerica's secrets, methods, operations or plans to any other company or individual.

      h.    General

            Other situations that may reasonably be thought to place an employee's personal financial interest in conflict with AssuranceAmerica's interest.

      i.    Reporting Conflicts of Interest

            AssuranceAmerica employees are required to disclose to the Company all possible conflicts of interest so that the Company can determine whether a conflict of interest exists and, if so, the appropriate corrective action.

            Whenever a conflict of interest exists or may possibly exist and is not promptly eliminated, full disclosure of all relevant facts and circumstances must be made to the employee's immediate supervisor, who will transmit the information to the CEO. It shall be the responsibility of the CEO to see that any necessary corrective action is taken.

            Each situation disclosed will be handled to the extent possible on a confidential basis. Any decision as to corrective action will take into account the nature and relative significance of the conflict of interest, how it arose, the importance of the transactions involved, and the scope of the employee's responsibilities. If family holdings or activities are involved, consideration will also be given to the closeness of the personal relationship between the employee and the related individuals.

13.   Reporting Violations and Communicating Concerns

      As part of its commitment to ethical and legal behavior, AssuranceAmerica requires its employees to report to AssuranceAmerica any actual or apparent violations of law or ethical standards and any questionable accounting or auditing matters so that they may be investigated and dealt with appropriately. This obligation extends to any instance where an employee suspects, but is uncertain whether, a violation may be occurring. Failure to comply with this duty to come forward is a violation of policy and can result in serious disciplinary action, including possible termination of employment.

      To obtain guidance on a Code of Conduct or Compliance Plan issue or to report a suspected violation, employees may choose from several options. Employees should first speak with his or her supervisor. If the employee feels uncomfortable talking


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      with his or her supervisor, the employee should speak with higher management. If the employee also feels uncomfortable discussing the matter with higher level management, the employee should contact the Chairman or CEO.

      All reports of possible misconduct or wrongdoing will be handled in a manner that protects the privacy of the individual reporting the matter to the greatest extent possible. There will be no retribution for anyone solely on the basis that he or she reported what he or she reasonably believed to be an act of wrongdoing, a violation of the Code of Conduct or Compliance Plan, or a questionable accounting or audit matter. Any employee who deliberately makes a false accusation will be subject to discipline.

14.   Waivers of the Code

      Any waiver of the provisions of the Code of Conduct for employees requires the written approval from an executive officer. Any waiver for executive officers or directors requires the approval of the Board of Directors.

15.   Enforcement

      AssuranceAmerica's CEO is responsible for overseeing the fair, prompt and consistent enforcement of this Code of Conduct, including the investigation of possible violations and the undertaking of remedial actions.

16.   Sanctions

      AssuranceAmerica has a long-standing commitment to conduct all business activities with the highest ethical standards. Accordingly, this Code of Conduct is important to the Company and must be taken seriously. Violations of the Code of Conduct will not be tolerated and will result in disciplinary action. Depending on the nature of the violation involved, violation of the Code of Conduct may also result in civil or criminal legal enforcement actions.


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